                                                                     EXHIBIT 3.1


                          CERTIFICATE OF DESIGNATION

                                       of

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       of

                           ANSAN PHARMACEUTICALS, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


                  ANSAN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 13,000 shares of Preferred Stock of the Corporation designated as "Series A Convertible Preferred Stock":

                  RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $.001 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                      Series A Convertible Preferred Stock
                      ------------------------------------

                  1. Designation and Amount. There shall be a series of
                     ----------------------
Preferred Stock designated as "Series A Convertible Preferred Stock" and the number of shares constituting such series shall be 13,000. Such series is referred to herein as the "Series A Preferred Stock".

                  2. Dividends and Distributions. (a) The holders of shares of
                     ---------------------------
Series A Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors of the Corporation, out of assets legally available for that purpose, dividends or distributions in cash, stock or otherwise.

                  (b) The Corporation shall not declare any dividend or distribution on any Junior Stock (as defined below) unless and until a special dividend or distribution equal to $10.00 per share, has been declared and paid on the Series A Preferred Stock. Except as aforesaid, the Corporation shall not declare any dividend or distribution on any Junior Stock, unless the Corporation shall, concurrently with the declaration of such dividend or distribution on the Junior Stock, declare a like dividend or distribution, as the case may be, on the Series A Preferred Stock in an amount per share equal to (x) the amount of the dividend or distribution per share of Common Stock multiplied by (y) the effective Conversion Rate (as defined below) at the time of such dividend or distribution.

                  (c) Any dividend or distribution payable to the holders of the Series A Preferred Stock pursuant to this Section 2 shall be paid to such holders at the same time as the dividend or distribution on the Junior Stock by which it is measured is paid (if any).

                  (d) All dividends or distributions declared upon the Series A Preferred Stock shall be declared pro rata per share.

                  (e) Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with or in lieu of any Liquidation Event (as defined below).

                  (f) "Junior Stock" shall mean the Common Stock and any shares of preferred stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are junior to the shares of Series A Preferred Stock with respect to (i) the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) dividends and/or (iii) voting.

                  3. Liquidation Preference. In the event of a (i) liquidation,
                     ----------------------
dissolution or winding up of the Corporation, whether voluntary or involuntary,
(ii) a sale or other disposition of all or substantially all of the assets of the Corporation or (iii) any consolidation, merger other than the proposed merger (the "Discovery Merger") with Discovery Laboratories, Inc. a Delaware corporation ("Discovery"), combination, reorganization or other transaction in which the Corporation is not the surviving entity or the shares of Common Stock constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into stock or securities of another entity) cash and/or any other property (a "Merger Transaction") (subparagraphs (i), (ii) and (iii) being collectively referred to as a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock, an amount equal to $100.00 per share plus an amount equal to all declared and unpaid dividends thereon. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock held. A consolidation or merger of the Corporation with or into another corporation, other than in a transaction described in subparagraph 3(a) above, shall not be considered a liquidation, dissolution or winding up of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation and accordingly the Corporation shall make appropriate provision to ensure that the terms of this Certificate of Designations survive any such transaction. All shares of Series A Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event senior to the Common Stock as provided herein and senior to all other series of the Corporation's preferred stock.

                  4. Conversion.
                     ----------

                  (a) Right of Conversion. The shares of Series A Preferred
                      -------------------
Stock shall be convertible, in whole or in part, at the option of the holder thereof and upon notice to the Corporation as set forth in Section 4(b) below, into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. The initial conversion price per share of Common Stock is the average closing bid price over the thirty trading days immediately preceding the date of issuance of the Series A Preferred Stock (the "Conversion Price") and shall be subject to adjustment as provided herein. The rate at which each share of Series A Preferred Stock is convertible at any time into Common Stock (the "Conversion Rate") shall be determined by dividing the then existing Conversion Price into $100.00. The shares of Series A Preferred Stock shall be convertible at any time except that the shares of Series A Preferred Stock shall not be convertible during the Redemption Period (as defined in Section 5, below).

                  The Conversion Price shall be automatically reset (the "Reset") upon the occurrence of a Reset Event, without any action of the Corporation or any other person or entity, to that price necessary for the Series A Preferred Stock have 51% of the Corporation's voting rights and to be convertible into 51% of the Corporation's issued and outstanding shares of Common Stock on a fully diluted basis (excluding for this purpose the Corporation's Class A and Class B Warrants and the underwriter units issued to D.H. Blair Investment Banking Corp. in connection with the Company's initial public offering (the "Underwriter Units")). The date on which a Reset Event occurs is referred to herein as the "Reset Date".

                  The term "Reset Event" shall mean any one of the following:

                  (i) The Common Stock ceases to be quoted on the Nasdaq SmallCap Market;

                  (ii) Failure of the Corporation to attain, prior to September 1, 1997, a successful conclusion of the NASD delisting procedure pending against the Corporation as of July 11, 1997 or;

                  (iii) the Discovery Merger is not consummated on or prior to December 31, 1997 for any reason other than:

                           (A) the failure of the Discovery shareholders to
approve the Discovery Merger;

                           (B) actual fraud by Discovery in connection with any
representation, warranty or covenant made by Discovery in the Merger Agreement between the Corporation and Discovery (the "Merger Agreement"); or

                           (C) the Merger Agreement is terminated by the
Corporation solely due to a Discovery Breach.

                  The term "Discovery Breach" shall mean any of the following:

                  (i) Failure by Discovery to provide documents relating to Discovery reasonably necessary to enable the Corporation to file all SEC filings required to be filed in connection with the Discovery Merger;

                  (ii) The current assets of Discovery less (i) the current liabilities of Discovery and (ii) any long-term liabilities of Discovery owed to affiliates of Discovery shall at any time prior to December 31, 1997 be less than $5 Million;

                  (iii) A material breach by Discovery of a representation and warranty contained in Section 3.2.2, 3.3, 3.5, 3.9, 3.10, 4.3 or 4.4 of the Merger Agreement; or

                  (iv) the loss of tax-free reorganization status of the Discovery Merger solely due to the action or omission of Discovery (other than acts or omissions directed or consented to by the Corporation).

                  A certificate executed by the Chief Executive Officer of the Corporation stating that the Conversion Rate has been adjusted pursuant to this paragraph and setting forth the Conversion Rate following the Reset Event shall be sent by the Corporation to Discovery by facsimile within two days after the occurrence of the Reset Event (followed by notice sent the same day via federal express).

                  (b) Conversion Procedures. Any holder of shares of Series A
                      ---------------------
Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued. The Corporation need not deem a notice of conversion to be received unless the holder complies with all the provisions hereof. The Corporation will instruct the transfer agent (which may be the Corporation) to make a notation of the date that a notice of conversion is received, which date shall be deemed to be the date of receipt for purposes hereof.

                  The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series A Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series A Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

                  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

                  (c) Adjustment of Conversion Rate and Conversion Price.
                      --------------------------------------------------

                  (i) Except as otherwise provided herein, in the event the Corporation shall, at any time or from time to time after the date hereof, (1) sell or issue any shares of Common Stock for a consideration per share less than either (i) the Conversion Price in effect on the date of such sale or issuance or (ii) the Market Price of the Common Stock as of the date of the sale or issuance, (2) issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or (3) subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such sale, issuance, subdivision or combination being herein called a "Change of Shares"), then, and thereafter upon each further Change of Shares, the Conversion Price in effect immediately prior to such Change of Shares shall be changed to a price (rounded to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the sale or issuance of such additional shares or such subdivision or combination and the number of shares of Common Stock which the aggregate consideration received (determined as provided in subsection 4(c)(iv)(F) below) for the issuance of such additional shares would purchase at the greater of (i) the Conversion Price in effect on the date of such issuance or (ii) the Market Price as of such date, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the sale or issuance of such additional shares or such subdivision or combination. Such adjustment shall be made successively whenever such an issuance is made.

                  (ii) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger with Discovery and other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock other than the number thereof), or in case of any sale or conveyance to another corporation of the property of the Corporation as, or substantially as, an entirety (other than a merger with Discovery and other than a sale/leaseback, mortgage or other financing transaction), the Corporation shall cause effective provision to be made so that each holder of a share of Series A Preferred Stock shall be entitled to receive, upon conversion of such share of Series A Preferred Stock, the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4(c). The Corporation shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing assets or other appropriate corporation or entity shall assume, by written instrument executed and delivered to the transfer agent for the Series A Preferred Stock (the "Transfer Agent"), the obligation to deliver to the holder of each share of Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase and the other obligations under this Agreement. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

                  (iii) After each adjustment of the Conversion Price pursuant to this Section 4(c), the Corporation will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Corporation setting forth: (i) the Conversion Price as so adjusted, (ii) the Conversion Rate corresponding to such Conversion and (iii) a brief statement of the facts accounting for such adjustment. The Corporation will promptly file such certificate with the Transfer Agent and cause a brief summary thereof to be sent by ordinary first class mail to each registered holder of Series A Preferred Stock at his last address as it shall appear on the registry books of the Transfer Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an officer of the Transfer Agent or the Secretary or an Assistant Secretary of the Corporation that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein. The Transfer Agent may rely on the information in the certificate as true and correct and has no duty or obligation to independently verify the amounts or calculations set forth therein.

                  (iv) For purposes of Section 4(c)(i) hereof, the following provisions (A) to (F) shall also be applicable:

                           (A) The number of shares of Common Stock deemed
                  outstanding at any given time shall include all shares of capital stock convertible into or exchangeable for Common Stock and all shares of Common Stock issuable upon the exercise of any convertible debt, warrants outstanding on the date hereof and options outstanding on the date hereof (other than the shares of Class A and Class B Warrants and the Underwriter Units outstanding as of July 1, 1997).

                           (B) No adjustment of the Conversion Price shall be
                  made unless such adjustment would require an increase or decrease of at least $.01 in such price; provided that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment(s) so carried forward, shall require an increase or decrease of at least $.01 in the Conversion Price then in effect hereunder.

                           (C) In case of (1) the sale by the Corporation
                  (including as a component of a unit) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock (such securities convertible, exercisable or exchangeable into Common Stock being herein called "Convertible Securities"), or (2) the issuance by the Corporation, without the receipt by the Corporation of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the consideration per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, payable to the Corporation upon the exercise of such rights, warrants or options, plus the consideration received by the Corporation for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than either the Conversion Price or the Market Price of the Common Stock as of the date of the issuance or sale of such rights, warrants or options, then such total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be "Common Stock" for purposes of Section 4(c)(i) hereof and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with
                  Section 4(c)(i).

                           (D) In case of the sale by the Corporation of any
                  Convertible Securities, whether or not the right of conversion or exchange thereunder is immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount of consideration received by the Corporation for the sale of such Convertible Securities, plus the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities) is less than either the Conversion Price or the Market Price of the Common Stock as of the date of the sale of such Convertible Securities, then such total maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities (as of the date of the sale of such Convertible Securities) shall be deemed to be "Common Stock" for purposes of Section 4(c)(i) hereof and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Section 4(c)(i).

                           (E) In case the Corporation shall modify the rights
                  of conversion, exchange or exercise of any of the securities referred to in (C) and (D) above or any other securities of the Corporation convertible, exchangeable or exercisable for shares of Common Stock, for any reason other than an event that would require adjustment to prevent dilution, so that the consideration per share received by the Corporation after such modification is less than either the Conversion Price or the Market Price as of the date prior to such modification, then such securities, to the extent not theretofore exercised, converted or exchanged, shall be deemed to have expired or terminated immediately prior to the date of such modification and the Corporation shall be deemed for purposes of calculating any adjustments pursuant to this Section 4(c) to have issued such new securities upon such new terms on the date of modification. Such adjustment shall become effective as of the date upon which such modification shall take effect. On the expiration or cancellation of any such right, warrant or option or the termination or cancellation of any such right to convert or exchange any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be readjusted to such Conversion Price as would have obtained (a) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (b) had adjustments been made on the basis of the Purchase Price as adjusted under clause (a) for all transactions (which would have affected such adjusted Purchase Price) made after the issuance or sale of such rights, warrants, options or Convertible Securities.

                           (F) In case of the sale of any shares of Common
                  Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, the consideration received by the Corporation therefor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by the Corporation or any underwriting discounts or commissions or concessions paid or allowed by the Corporation in connection therewith. In the event that any securities shall be issued in connection with any other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated among the securities, then each of such securities shall be deemed to have been issued for such consideration as the Board of Directors of the Corporation determines in good faith; provided, however that if holders of in excess of 10% of the then outstanding Series A Preferred Stock disagree with such determination, the Corporation shall retain an independent investment banking firm for the purpose of obtaining an appraisal.

                  (vi) Notwithstanding any other provision hereof, no adjustment to the Conversion Price will be made:

                           (A) upon the exercise of any of the options presently
                  outstanding under the Corporation's Restated 1993 Stock Option Plan or the 1995 Stock Option Plan; or

                           (B) upon the issuance or sale of Common Stock or
                  Convertible Securities pursuant to the exercise of any rights, options or warrants to receive, subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, provided that such rights, warrants or options were outstanding on the date of the original sale of the Series A Preferred Stock; or

                           (C) upon the issuance or sale of Common Stock or upon
                  conversion or exchange of any Convertible Securities, provided that any adjustments required to be made upon the issuance or sale of such Convertible Securities or any modification of the terms thereof were so made, and provided that such Convertible Securities were outstanding on the date of the original sale of the Series A Preferred Stock.

                  (d) No Fractional Shares. No fractional shares or scrip
                      --------------------
representing fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If more than one certificate evidencing shares of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price as of the close of business on the day of conversion.

                  (e) Reservation of Shares; Transfer Taxes; Etc. The
                      ------------------------------------------
Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding (including, without limitation, shares of Common Stock issuable upon conversion of the Series A Preferred Stock in the case of a Reset Event). The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series A Preferred Stock.

                  The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (f) Prior Notice of Certain Events. In case:
                      ------------------------------

                           (i) the Corporation shall declare any dividend (or any other distribution);

                           (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                           (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value);

                           (iv) of any consolidation or merger (including, without limitation, a Merger Transaction) to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                           (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation (including, without limitation, a Liquidation Event);

         then the Corporation shall cause to be filed with the transfer agent for the Series A

         Preferred Stock, and shall cause to be mailed to the holders of record of the Series A Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 20 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up or other Liquidation Event is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange, dissolution, liquidation or winding up or other Liquidation Event and the consideration, including securities or other property, to be received by such holders upon such exchange.

                  5. Redemption. (a) The Corporation may, at its option during
                     ----------
the Redemption Period, redeem all but not less than all shares of the Series A Preferred Stock at the Aggregate Redemption Price. The Corporation shall provide each holder of shares of Series A Preferred Stock with a written notice not less than 15 days prior to the redemption date, which notice shall set forth in reasonable detail a calculation of the Aggregate Redemption Price.

                   (b) For purposes hereof, the following terms shall have the meanings given below:

                  (i) "Aggregate Redemption Price" shall mean an amount in cash equal to the sum of (i) $1.3 Million, and (ii) $13,000 multiplied by the number of full calendar months from and including July 1997 and through the Reset Date.

                  (ii) "Redemption Period" shall mean (A) the thirty day period beginning on the Reset Date, if the Reset Date is on or before August 31, 1997, and (B) the sixty day period beginning on the Reset Date, if the Reset Date is after August 31, 1997.

                  (c) The Redemption Price shall be payable, without any setoff, by wire transfer of immediately available funds.

                  6. Voting Rights. (a) General. Except as otherwise provided
                     -------------
herein, in the Certificate of Incorporation or the Bylaws, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation. In any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the Common Stock into which such share of Series A Preferred Stock is convertible on the record date for such vote, or if no record date has been established, on the date such vote is taken. Any shares of Series A Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

                  (b) In addition to any vote specified in Section 6(a), so long as 50% of the shares of Series A Preferred Stock (including those shares of Series A Preferred Stock issued or issuable upon the exercise of the options for the purchase of Series A Preferred Stock) shall be outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66.67% of all outstanding Series A Preferred Stock voting separately as a class,
(i) amend, alter or repeal any provision of the Certificate of Incorporation, or the Bylaws of the Corporation so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (ii) declare or pay any dividend or distribution on any securities of the Corporation other than the Series A Preferred Stock pursuant to and accordance with the provisions of this Certificate of Designations, or authorize the repurchase of any securities of the Corporation, or (iii) authorize or issue, or increase the authorized amount of, any security ranking prior to, or on a parity with, the Series A Preferred Stock. The vote as contemplated herein shall specifically not be required for issuances of Common Stock.

                  (c) On and after the date of a Discovery Breach, the holders of the outstanding shares of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect two directors of the Corporation (the "Series A Directors"). At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or by written consent) of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock shall constitute a quorum for the election of Series A Directors. The holders if a majority of the shares of Series A Preferred Stock present at any such meeting shall then be entitled to elect the Series A Directors.

                  (d) On demand from the holders of the Series A Preferred Stock at any time after the occurrence of a Discovery Breach, the Board of Directors shall be expanded by two members and the Board shall cause the two resulting vacancies to be filled by designees of the holders of the Series A Preferred Stock. Other than pursuant to this subsection (d), the Board of Directors shall not be expanded without the written consent of a majority of the outstanding shares of Series A Preferred Stock.

                  (e) On and after the date of a Discovery Breach and until such time as Discovery and its affiliates own less than twenty five percent (25%) of the Series A Preferred Stock (or Common Stock received as a result of conversion of the Series A Preferred Stock) originally purchased by Discovery, Discovery shall be entitled to designate a nonvoting observer who shall be entitled to attend all meetings of the Board of Directors and any of its committees and who shall be provided (i) reasonable prior notice of all meetings of the Board of Directors and any of its committees, (ii) reasonable prior notice of any action that the Board of Directors or any of its committees may take by written consent, (iii) promptly delivered copies of all minutes and other records of action by, and all written information furnished to, the Board of Directors or any of its committees and (iv)any other information requested by such observer which a member of the Board of Directors would be entitled to request his or her duties.

                  7. No Amendment or Impairment. The Corporation shall not amend
                     --------------------------
its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

                  8. Severability of Provisions. Whenever possible, each
                     --------------------------
provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.


                  IN WITNESS WHEREOF, Ansan Pharmaceuticals, Inc. has caused this certificate to be signed on its behalf by Vaughan Shalson, its President and Chief Executive Officer, this 16 day of July, 1997.


                                 ANSAN PHARMACEUTICALS, INC.


                                 By:/s/ V.H.J. SHALSON
                                    -------------------------------------
                                    President and Chief Executive Officer

ATTEST:

/s/ JAMES AHLERS
------------------------------
Secretary